Exhibit 10.1
AMENDMENT TO LEASE AGREEMENT

THIS AMENDMENT TO LEASE AGREEMENT, made as of the 2nd day of April, 2012 between 8 PENN CENTER OWNER, L.P., a Pennsylvania limited partnership, having its principal office at c/o ASI Management, 100 South Broad Street, Suite 1300, Philadelphia, PA 19110-1004 (hereinafter "Landlord"), and ECHO THERAPEUTICS, INC., a Delaware corporation, having an office at 8 Penn Center, Suite 300, Philadelphia, PA 19103 (hereinafter "Tenant").

W I T N E S S E T H
WHEREAS:

(i)           Tenant presently occupies certain space consisting of 5,436 rentable square feet on the third floor commonly known as Suite 300 (hereinafter called the "Existing Premises"), in the building known as 8 Penn Center, Philadelphia, PA (hereinafter called the “Building”) under the terms and provisions of a certain lease dated March 9, 2011 between Landlord and Tenant (hereinafter referred to as the “Lease”); and

(ii)           Landlord and Tenant desire to confirm, amend and modify the Lease so as to provide  for expansion of the Existing Premises to include new premises situated in Suite 301 at 8 Penn Center, Philadelphia, PA consisting of approximately 2,425 square feet of rentable area on the 3rd floor (hereinafter the “Additional Premises”), and to modify the annual rent and term of the Lease and to make certain other changes as hereinafter provided;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.            Except as specifically provided, all capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto under the Lease.

2.           Landlord hereby leases to Tenant and Tenant hereby accepts from Landlord, pursuant to the terms and conditions set forth in the Lease and herein, that certain space consisting of approximately 2,425 square feet of rentable area known as Suite 301 on the 3rd floor of the Building (hereinafter “Premises” shall mean the Existing Premises as increased by the Additional Premises).

3.           The term of the Lease for the Premises shall begin on June 1, 2012 and shall continue for a period of five (5) years until  May 31, 2017 (the “Extended Lease Term”). During the Extended Lease Term the Minimum Monthly Rent for the Premises shall be as follows:

    Lease Period                                        Annual Rent                                           Monthly Rent

    06/01/12 - 05/31/13                          $172,942.00                                           $14,411.83
    06/01/13 - 05/31/14                          $176,872.50                                           $14,739.38
    06/01/14 - 05/31/15                          $180,803.00                                           $15,066.92
    06/01/15 - 05/31/16                          $184,733.50                                           $15,394.46
    06/01/16 - 05/31/17                          $188,664.00                                           $15,722.00

4.           Tenant’s Percentage Share as defined in the Lease with respect to the Premises shall mean 3.3%.

5.           No later than July 1, 2012, Landlord shall renovate the bathrooms located in the common area of the third floor of the building located at 8 Penn Center, Philadelphia, PA in a manner consistent with other bathrooms in the same building and as agreed upon by the Landlord and Tenant.

6.           Provided no Event of Default has occurred and is then continuing Tenant shall have a one-time right to bring the Lease Term to early termination after the expiration of thirty (30) months of the Extended Lease Term by providing at least three (3) months written advance notice.  Upon exercising the aforesaid option to terminate Tenant must pay Landlord a fee equal to the Landlord’s unamortized leasing costs.

7.           Tenant is presently occupying the Existing Premises and shall accept the same and the Additional Premises in its “AS IS” condition and agrees that Landlord shall have no obligation to make any improvements or alterations to the Premises or to perform any work or incur any expense in preparation for Tenant’s continued occupancy except that, no later than June 1, 2012, Landlord shall (i) modify the Premises in accordance with the attached mutually agreed upon specifications and plan prepared by L2 Partridge, LLC no. SK-2.2 dated March 2012 and (ii) replace all of the ceiling tiles in the Premises. In the event that Tenant wishes to add interior glass office walls to the Premises, Tenant shall reimburse Landlord for the actual cost of such walls, then (i) at least  five (5) business days prior to Landlord ordering the glass, Tenant shall reimburse Landlord for  fifty percent (50%) of the estimated cost of the glass and (ii) Tenant shall reimburse Landlord for the balance of the actual cost of the glass and the deposit paid to Landlord within thirty (30) days of receiving an invoice from Landlord.

8.           Tenant represents that Tenant has not dealt with any broker(s) other than M.S. Fox Real Estate Group in connection with this Lease Amendment and insofar as Tenant knows, no other broker(s) negotiated this Lease Amendment or is entitled to any commission in connection therewith other than M.S. Fox Real Estate Group.  Tenant agrees to indemnify, defend, and hold Landlord harmless from and against any claims for a commission or other compensation in connection with this Amendment made by any other broker or finder who was retained by Tenant to represent  Tenant in connection with this Lease Amendment, provided that Landlord has not in fact retained such broker or finder.

9.           The covenants, agreements, terms and conditions contained in this Lease Amendment shall bind and inure to the benefit of the parties hereto and their respective (permitted) successors and assigns.

10.           This Agreement may not be changed orally, but only in writing signed by both parties.

11.           Except for the modification herein and extension of term as set forth in this Agreement, and, as so modified and extended, the Lease, is hereby reinstated and reaffirmed and in full force and effect and fully binding upon the parties hereto and Tenant’s occupancy is hereby ratified and confirmed in all respects and shall be binding upon the parties hereto and their respective assigns.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the day and year first above written.

Landlord
LANDLORD:
8 PENN CENTER OWNER, L.P.
BY: 8 PENN CENTER OWNER, G.P, LLC

By: /s/ Alex Schwartz
Alex Schwartz, Manager

TENANT:

ECHO THERAPEUTICS, INC.

By: /s/ Christopher P. Schnittker
Name:   Christopher P. Schnittker
Title:     Chief Financial Officer

ECHO THERAPEUTICS, INC.

By: /s/ Patrick T. Mooney
Name:  Patrick T. Mooney
Title:    Chief Executive Officer